Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Aquarius II Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Other	Rights included as part of the Units	457(g)	6,900,000	—	—	—	—
Fees to Be Paid	Equity	Ordinary Shares underlying the Rights included as part of the Units	Other	690,000	$10.00	$6,900,000.00	0.0000927	$639.63
Fees to Be Paid	Equity	Representative’s Ordinary Shares	Other	34,500	$10.00	$345,000	0.0000927	$31.99
Fees Previously Paid	Equity	Units, each consisting of one Ordinary Share, par value $0.0001 per share, and one Redeemable Warrant(1)	Other	6,900,000	$10.00	$69,000,000.00	0.0000927	$6,396.30
	Equity	Ordinary Shares included as part of the Units(2)	457(g)	6,900,000	—	—	—	—
	Other	Redeemable Warrants included as part of the Units(2)	457(g)	6,900,000	—	—	—	—
	Equity	Ordinary Shares underlying Warrants included as part of the Units	Other	6,900,000	$11.50	$79,350,000.00	0.0000927	$7,355.75
	Equity	Representative’s Ordinary Shares	Other	17,250	$10.00	$172,500	0.0000927	$15.99
	Total Offering Amounts					$148,522,500	0.0000927	$14,439.66
	Total Fees Previously Paid							$13,768.04
	Net Fee Due							$671.62

(1)	Includes (i) Units, (ii) Ordinary Shares and (iii) Redeemable Warrants underlying such Units

(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions